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                              Exhibit (10)-6
                              Unicom Corporation and Commonwealth Edison Company Form 10-K File Nos. 1-11375 and 1-1839

                              Unicom Corporation
                     1998 Long-Term Performance Unit Award
                    for Executive and Group Level Employees
                           Payable in 2001 under the
            Unicom Corporation Long-Term Incentive Plan, as amended


Unicom Corporation, an Illinois corporation (the "Company"), hereby grants to each employee described in Section 1 hereof as of January 1, 1998 (the "Grant Date"), in accordance with the provisions of the Unicom Corporation Long-Term Incentive Plan, as amended (the "Plan"), a performance unit award (each, an "Award") expressed as a number (the "Base Unit") of performance units, in the amount and upon and subject to the restrictions, terms and conditions set forth below. Capitalized terms not defined herein shall have the meanings specified in the Plan.

1. Eligibility. Any employee of Unicom or its affiliates (collectively, the "Employers") who on the applicable Grant Date is one of the following: (i) an officer of Unicom or any affiliate (including, but not limited to, Commonwealth Edison Company), (ii) each Executive Level equivalent, and
     (iii) each Group Level equivalent shall be eligible for an award; provided, however, that individuals who become Group Level employees, Executives or Officers after the Grant Date and during the Performance Period (as hereinafter defined) (each, a "New Employee") shall also be eligible to receive an Award hereunder.

     The term "Employee" shall mean an Existing Employee, a New Employee or an Other Employee, as the case may be. For purposes of the above, the classification of an Employee shall be based upon classifications used by Unicom or Commonwealth Edison Company, or if a participant's employer maintains a system of pay classification different from that described above, upon a classification determined by such employer and Unicom to be comparable to the above described eligible classifications.

     Further, an employee who participates in another long term performance award program ("Other Award") sponsored by Unicom or one of its affiliates will not be eligible to participate in this Award. If such employee is no longer a participant in an Other Award, then he or she may be deemed eligible to participate in this Award and such Award shall be prorated in a method consistent with the one described for New Employees in Section 6.1. In addition, if a participant in this Award becomes a participant in an Other Award, then he or she will cease to participate in this Award and the Award shall be prorated in a method consistent with the one described for Permitted Terminations in Section 6.1.

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2.   Base Unit.  The Base Unit for each Award shall be a number (rounded to the nearest one hundredth) equal to (a) the product of (i) the Salary (as defined below) of the Employee receiving such Award multiplied by (ii) the applicable percentage set forth below, (b) divided by the closing price of a share of Common Stock as reported in The Wall Street Journal as New York Stock Exchange Composite Transactions for December 31, 1997:

                                                           Applicable Percentage
                                                           ---------------------
Chairman                                                            50%
President                                                           45%
Executive Vice President and CNO/President of Nuclear Generation    45%
Executive Vice President and President of Fossil Generation         40%
Senior Vice President                                               35%
Officer, other than as listed above                                 25%
Executive, other than as listed above                               20%
Group Level employee, other than as listed above                    15%
Other Employee           such percentage as shall be established by the
                         Committee for the particular Other Employee

     For the purposes of calculating the Base Unit, "Salary" shall mean (i) with respect to an Existing Employee such Existing Employee's monthly scheduled rate of pay as of the first payday in 1998 multiplied by 12, together with the income from such Existing Employee's Deferred Compensation Units (whether such Units were granted by the Company or by ComEd), and (ii) with respect to a New Employee's Salary shall be such New Employee's monthly scheduled rate of pay as of the date such New Employee becomes a New Employee (the "Start Date") multiplied by 12, together with the income from such New Employee's Deferred Compensation Units (whether such Units were granted by the Company or by ComEd).

3. Performance Period. The Performance Period shall commence on January 1, 1998 and end on December 31, 2000.

4. Payment Amount. The amount payable in connection with an Award (a "Payment Amount") shall be a dollar amount determined with reference to the Employee's Base Value (as defined below) and the Company's percentile rank (from 1 to 100) (the "Company Rank"), in the Ranking (as hereinafter defined) for the Performance Period, calculated as follows:

          Below Minimum Level. If the Company Rank is lower than the 25th percentile in the Ranking, then the Payment Amount shall be zero.

          Between Minimum Level and Standard Level. If the Company Rank is at least the 25th percentile in the Ranking but not greater than the 49th percentile in the Ranking, then the Payment Amount shall equal the Base Unit multiplied by a fraction the numerator of which is the Company Rank multiplied by 2 and the denominator of which is 100.

          Between Standard Level and Maximum Level. If the Company Rank is at least the 50th percentile in the Ranking but not greater than the 90th percentile in the

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          Ranking, then the Payment Amount shall equal the Base Unit multiplied by a fraction the numerator of which is the Company Rank multiplied by
          2.5 less 25 and the denominator of which is 100.

          Above Maximum Level. If the Company Rank exceeds the 90th percentile in the Ranking, then the Payment Amount shall equal the Base Unit multiplied by 2.

     For purposes of the foregoing, the term "Ranking" shall mean a ranking determined based upon the Cumulative Total Shareholder Return (as hereinafter defined) for such Performance Period on the Company's Common Stock as compared to the Cumulative Total Shareholder Return for such Performance Period on the common stock of each corporation comprising the Dow Jones Utility Index (or any successor index); the term "Cumulative Total Shareholder Return" for a period shall mean the result obtained by dividing (i) the sum of (a) the cumulative amount of dividends on the common stock in question for such period, assuming reinvestment of said dividends in said common stock, and (b) the difference between the price per share of said common stock at the end and the beginning of such period, by (ii) the price per share of said common stock at the beginning of such period; and the term "Base Value" shall mean the result obtained by multiplying the Employee's Base Unit by the value of a share of Common Stock (as determined under Section 5 hereof).

5. Settlement of Awards. The Payment Amount shall become payable upon the last day of the Performance Period and shall be paid by the Company within 90 days thereafter. The Payment Amount shall be paid 50% in cash and 50% in shares of Common Stock; provided, however, that, if the Employee elects under the Unicom Corporation Stock Bonus Deferral Plan to defer more than 50% of the Payment Amount, the amount so deferred shall be paid in shares of Common Stock; and provided further, that shares that may become payable to an Employee hereunder shall not be issued if the aggregate number of shares payable to such Employee does not exceed 25 (and, in such case, cash shall be paid in an amount equal to the value of the shares that would have been issued but for this proviso). Fractional shares of Common Stock that may become payable to an Employee hereunder shall be issued if the shares issuable to such Employee exceed 25 and are held in non-certificated, book-entry or electronic form; otherwise, any such fractional shares shall be paid in cash. For the purposes of determining the number of shares of Common Stock payable pursuant to this Section, a share of Common Stock shall be valued at the average of the closing prices of a share of Common Stock as reported in The Wall Street Journal as New York Stock Exchange Composite Transactions during the calendar quarter ending on the last day of the Performance Period (appropriately adjusted for any stock-split, stock dividend or other similar event).

6.   Employment as an "Employee" for Less Than Full Performance Period.

     6.1. Termination of Employment. If an Employee's employment with the Company is terminated prior to the last day of the Performance Period for any reason other than as provided in the immediately following sentence, then no amount shall be payable hereunder. If an Employee's employment with the Company is terminated


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     prior to the last day of the Performance Period due to such Employee's (i)
     termination as a result of the sale or closing of a generating plant or ComEd's decision to have a third party provide the services provided by the functional group that includes such Employee (in any such case, a "Permitted Termination"), (ii) retirement under the pension plan of any of the Employers or (iii) death, then such Employee shall be entitled to an amount equal to the Payment Amount calculated in accordance with Section 4 hereof multiplied by a fraction the numerator of which is the number of days in the Performance Period that have elapsed between the commencement of the Performance Period (in the case of an Existing Employee), or the Start Date (in the case of a New Employee), and the date of such Permitted Termination, retirement or death (as the case may be) and the denominator of which is the total number of days in the Performance Period. The Payment Amount for any New Employee whose employment is not terminated prior to the last day of the Performance Period shall be calculated in accordance with
     Section 4 hereof and shall be prorated by multiplying it by a fraction the numerator of which is the number of days in the Performance Period that have elapsed between such New Employee's Start Date and the last day of the Performance Period and the denominator of which is the number of days in the Performance Period. Any Payment Amount calculated in accordance with either of the two immediately preceding sentences shall be paid as provided in Section 5 hereof within 90 days after the last day of the Performance Period.

     6.2. Promotions; Demotions. If an Employee is promoted or demoted during the Performance Period to a level that is included within the definition of Employee, then such person shall be entitled to an Award equal to Payment Amount calculated in accordance with Section 4 hereof, but based upon the sum of the products of (i) the Base Unit applicable to each level held by such Employee during the Performance Period, multiplied by (ii) a fraction the numerator of which is the number of days during the Performance Period that such level was held and the denominator of which is the total number of days in the Performance Period. If an Employee is demoted during the Performance Period to a level below that included within the definition of Employee, then such person shall be entitled to an Award equal to the Payment Amount calculated in accordance with Section 4 hereof multiplied by a fraction the numerator of which is the number of days in the Performance Period that such person was at a level included within the definition of Employee and the denominator of which is the total number of days in the Performance Period.

     6.3. Reduction of Payment Amount in Certain Circumstances. In the event that an Employee takes a voluntary leave of absence or long-term disability during all or a portion of the Performance Period, the Payment Amount will be prorated by multiplying it by a fraction, the numerator of which is the number of days the Employee worked for an Employer (or Employers) during the Performance Period and the denominator of which is 1,096.

     6.4. Employment. As used in this Section 6, employment by the Company shall include employment by a corporation which is a "subsidiary corporation" of the Company, as such term is defined in Section (S)424 (and any successor section) of


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     the Internal Revenue Code of 1986, as amended, or any successor internal revenue law.

7. Rights as a Stockholder. No Employee shall have any rights as a stockholder of the Company with respect to any shares of Common Stock that may be payable hereunder unless and until such shares have been issued to such Employee or otherwise credited to an account for the benefit of such Employee.

8.   Additional Terms and Conditions of Award.

     8.1. Nontransferability of Award. In accordance with Section 13.5 of the Plan, no Award or other related benefit may, except as otherwise specifically provided by the Plan or by law, be transferable in any manner other than by will or the laws of descent and distribution, and any attempt to transfer any such Award or other benefit shall be void; provided, however, that the foregoing shall not restrict the ability of any Employee to transfer any cash or Common Stock received as part of the Payment Amount. In accordance with Section 13.5 of the Plan, Awards or other benefits payable under Awards shall not in any manner be subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such Award or benefits, nor shall they be subject to attachment or legal process for or against such person.

     8.2. Withholding Taxes. As a condition precedent to the delivery to the Employee of cash or Common Stock hereunder and in accordance with Section
     13.4 of the Plan, the Company may deduct from any amount (including any Payment Amount) payable then or thereafter payable by the Company or any of its subsidiaries to the Employee, or may request the Employee to pay to the Company in cash, such amount as the Company or any of its subsidiaries may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over with respect to the Award.

     8.3. Compliance with Applicable Law. Each Award is subject to the condition that if the listing, registration or qualification of the shares of Common Stock subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the vesting or delivery of such shares hereunder, such shares may not be delivered, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained.

     8.4. Award Subject to the Plan. This Award is subject to the provisions of the Plan, and shall be interpreted in accordance therewith.



2001 Plan Document
Approved at 12/10/97 CGCC meeting


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